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                                  EXHIBIT 10(s)

                     EXECUTIVE SALARY CONTINUATION AGREEMENT

         THE AGREEMENT, made and entered into this 3rd day of December, 2001 by and between Rurban Financial Corp., (hereinafter called "the Company"), and Kenneth A. Joyce (hereinafter called the "Executive").

                                   WITNESSETH:

WHEREAS, the Executive has been and continues to be a valued Executive of the Company, and is now serving the Company as its Chairman and CEO of Rurbanc Data Services, Inc.; and,

WHEREAS, it is the consensus of the Board of Directors that the Executive's services to the Company in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Company and in bringing it to its present status of operating efficiency, and its present position in its field of activity; and,

WHEREAS, the experience of the Executive, his knowledge of the affairs of the Company, his reputation and contacts in the industry are so valuable that assurance of his continued services is essential for the future growth and profits of the Company and it is in the best interest of the Company to arrange terms of continued employment for the Executive so as to reasonably assure his remaining in the Company's employment during his lifetime or until the age of retirement; and,

WHEREAS, it is the desire of the Company that his services be retained as herein provided; and,

WHEREAS, the Executive is willing to continue in the employ of the Company provided the Company agrees to pay to him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth:

ACCORDINGLY, it is the desire of the Company and the Executive to enter into this agreement under which the Company will agree to make certain payments to the Executive at retirement or his beneficiary in the event of his premature death while employed by the Company; and,

FURTHERMORE, it is the intent of the parties hereto that this agreement be considered an unfunded arrangement maintained primarily to provide supplemental benefits for the Executive, as a member of a select group of management or highly compensated employees of the Company for the purposes of the Employee Retirement Income Security Act of 1974, (E.R.I.S.A.):

NOW, THEREFORE, inconsideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:

EMPLOYMENT

         1. The Company agrees to employ the Executive in such capacity as the Company may from time to time determine. The Executive will continue in the employ of


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                  the Company in such capacity and with such duties and
                  responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Company. Active employment shall include temporary disability not to exceed six months and other "leave of absences" specifically granted by the Board of Directors.

FRINGE BENEFITS

         2. The salary continuation benefits provided by this agreement are granted by the Company as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter.

RETIREMENT DATE

         3. If Executive remains in the continuous employ of the Company, he shall retire from active employment with the Company on the first December 31st after his sixty-fifth (65th) birthday, unless by action of the Board of Directors his period of active employment shall be shortened or extended.

RETIREMENT BENEFIT AND POST-RETIREMENT DEATH BENEFIT

         4. Upon said retirement, the Company, commencing with the first day of the month following the date of such retirement, shall pay Executive an annual benefit equal to 15% of Executive's highest annual salary during the three years immediately prior to his retirement in equal monthly installments (of 1/12 of the annual benefit) for a period of one hundred eighty (180) months, provided that if less than one hundred eighty (180) such monthly payments have been made prior to the death of the Executive, the Company shall continue such monthly payments to whomever the Executive shall designate in writing and filed with the Company, until the full number of one hundred eighty
                  (180) monthly payments have been made. In the absence of any effective designation of beneficiary, any such amounts becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of his estate.

DEATH BENEFIT PRIOR TO RETIREMENT

         5. In the event the Executive should die while actively employed by the Company at any time after the date of this Agreement but prior to his attaining the age of sixty-five (65) years (or such later date as may be agreed upon), the Company will pay an annual benefit equal to 15% of Executive's highest annual salary during the three years immediately prior to his death in equal monthly installments (each

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                  equal to 1/12 of the annual benefit) for a period of one
                  hundred eighty (180) months to such individual or individuals as the Executive may have designated in writing and filed with the Company. The said monthly payments shall begin the first day of the first month following the month of the decease of the Executive. In the absence of any effective designation of beneficiary, any such amounts becoming due and payable upon the death of the executive shall be payable to the duly qualified executor or administrator of his estate.


BENEFIT ACCOUNTING

         6. The Company shall account for this benefit using the regulatory accounting principles of the Company's primary federal regulator. The Company shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued.

VESTING

         7. Executive benefits are payable in accordance with the following vesting schedule:

                  5% of base salary at age 55 to 60
                  10% of base salary at age 60 to 65
                  15% of base salary at age 65 and over

                  In the event of employee termination prior to attaining age 65, the payment will be based on the base salary paid on employee's date of termination.

OTHER TERMINATION OF EMPLOYMENT

         8. In the event that the employment of the Executive shall terminate prior to retirement from active employment, as provided in Paragraph 3, by his voluntary action, then this Agreement shall terminate upon the date of such termination of employment and the Company shall pay to the Executive as severance compensation an amount of money as of attained age under vesting schedule Paragraph 7 and subject to payment schedule in Paragraph 4. An employee discharged by the Company for cause will have no compensation payable under this agreement.

                  In the event the Executive's death should occur after such severance but prior to the completion of the monthly payments provided for in this Paragraph 8, the remaining installments shall be paid to such individual or individuals as the executive may have designated in writing, and filed with the Company. In the absence of any effective designation of beneficiary, any such amounts shall be payable to the duly qualified executor or administrator of his estate.

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PARTICIPATION IN OTHER PLANS

         9. The benefits provided hereunder shall be in addition to Executive's annual salary as determined by the Board of Directors, and shall not affect the right of Executive to participate in any current or future Company retirement plan, group insurance, bonus, or in any supplemental compensation arrangement which constitutes a part of the Company's regular compensation structure.

NON-COMPETE

         10. The payment of benefits under this Agreement shall be contingent upon the Executive not engaging in any activity that directly or indirectly competes with the Company's interests, within 25 miles of the principal office of the Company existing at the time of Executive's retirement or termination.

         11. In the event there is a change in control of the ownership of the Company, Executive shall become 100% vested for the purposes of Paragraph 7 hereinabove, as if the Executive had attained age 65.

         12 If after the retirement of Executive, the capital of the Company should fall below the minimum required by the Company's regulatory authority and/or the Company fails to make a profit in any two (2) successive years, Executive may, at his option, demand that the Company pay him the balance of the benefits due him in a lump sum. The balance due Executive shall be an amount of money equal to his accrued liability benefit account balance and shall be paid to him by the Company within thirty (30) days of his demand.

         13. It is agreed that neither Executive, nor his/her spouse, nor any other designee, shall have any right to commute, sell, assign, transfer, or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferable.

RESTRICTIONS ON FUNDING

         14. The Company shall have no obligation to set aside, earmark, or entrust any fund or money with which to pay its obligation under this Agreement. The Company reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and determine the extent, nature, and method of such funding.

GENERAL ASSETS OF THE COMPANY

         15. The rights of the Executive under this Agreement and of any beneficiary of the Executive shall be solely those of an unsecured creditor of the Company. If the Company shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that

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                  neither Executive nor any beneficiary of Executive shall have any right with respect to, or claim against, such policy or other asset. Such policy as asset shall not be deemed to be held under any trust for the benefits of Executive or his beneficiaries or to be held in any way as collateral security for the fulfilling of the obligations of the company under this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Company and Executive or any of his beneficiaries shall not have a greater claim to the insurance policy or other assets, or any interest in either of them, than any other general creditor of the Company.

REORGANIZATION

         16. The Company agrees that if the Company merges or consolidates with any other company or organization, or permits its business activities to be taken over by any other organization, or ceases its business activities or terminates its existence, the Executive will be considered to be vested in one hundred percent (100%) of the retirement benefit to be paid to the Executive pursuant to Paragraph 4 above. amendment.

         17. This Agreement may be amended in whole or in part from time to time by the Employer, but only in writing. Amendments are not to effect Executive benefits for those who are in pay-out or eligible for payments under the vesting schedule.

NOT A CONTRACT OF EMPLOYMENT

         18. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Company to discharge the Executive, or restrict the right of the Executive to terminate his employment.

HEADINGS

         19. Headings and subheadings of this Agreement are inserted for reference and convenience only and shall not be deemed a part of this agreement.

APPLICABLE LAW

         20. The validity and interpretation of this Agreement shall be governed by the laws of the State of Ohio.

EFFECTIVE DATE

         21. The effective date of this agreement shall be February 25, 1998.

CLAIMS PROCEDURE

         22. In the event that benefits under this Agreement are not paid to the Executive (or his beneficiary in the case of the Executive's death), and such person feels entitled to receive them, a claim shall be made in writing to the Plan Administrator within

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                  sixty (60) days from the date payments are not made. Such
                  claim shall be reviewed by the Plan Administrator and the Company's Board of Directors. If the claim is denied, in full or in part, the Plan Administrator shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, specific reference to the provisions of this Agreement upon which the denial is based.

NAMED FIDUCIARY AND PLAN ADMINISTRATOR

         23. For purposes of implementing this claims procedure (but not for any other purpose), the Human Resource Director of Rurban Financial Corp., is hereby designated as the Named Fiduciary and Plan Administrator of Plan Agreement. As Named Fiduciary and Plan Administrator, said Human Resource Director shall be responsible for the management, control, and administration of the agreement as established herein. The Company may delegate certain aspects of the management or operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

This document supersedes and replaces in its entirety the Executive Salary Continuation Agreement between Kenneth A. Joyce and Rurban Mortgage Company dated December 3, 2001.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed in its corporate name by its duly authorized officer, and attested by its Secretary, and Executive hereunto set his hand and seal, all on the day and year first above written.

ATTEST:                            RURBAN FINANCIAL CORP.

/s/ Keeta J. Diller                   By:  /s/ Thomas C. Williams
Secretary                          -----------------------------------
                                   /s/ Kenneth A. Joyce
                                       -----------------
                                   Executive


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                           SCHEDULE A TO EXHIBIT 10(s)

      The following executive officers of Rurban Financial Corp. (the "Corporation") entered into Executive Salary Continuation Agreements with the Corporation which are identical to the Executive Salary Continuation Agreement, dated December 3, 2001, between Kenneth A. Joyce and the Corporation filed as
Exhibit 10(s) to the Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2002:

                                  POSITION WITH                                DATE OF EXECUTIVE SALARY
NAME OF EXECUTIVE OFFICER         THE CORPORATION                              CONTINUATION AGREEMENT
Robert W. Constien                Senior Executive Vice President              December 21, 2000

Richard C. Warrener               Executive Vice President                     February 25, 1998